Exhibit 10.1

April 7, 2009

William Coleman

Home Address

City, State, Zip

Re:	Separation Agreement and Release

Dear Bill,

As you have been notified, your last date of employment with Salary.com, Inc. (“Salary.com”) was January 7, 2009 (the “Termination Date”). While we regret the need to take this action, we are pleased to be able to offer you and other affected employees the severance pay and benefits described in this letter (the “Letter Agreement”). As of the Termination Date, your salary, wages, commissions or bonuses (if any), vacation accrual and all other benefits and compensation of every kind or nature from Salary.com ceased except as required by federal or state law, or otherwise set forth below. You acknowledge that from and after the Termination Date, you shall have no authority to represent yourself as an employee or agent of Salary.com, and you agree not to represent yourself in the future as an employee or agent of Salary.com.

1. Vacation Pay. You have been paid for all accrued and unused vacation time through the Termination Date. The vacation pay was paid to you by check on the Termination Date.

2. Consideration. In consideration of the promises agreed to by you in this Letter Agreement (including your promises contained in the General Release of Claims & Covenant Not to Sue section, below), Salary.com will (a) continue to pay your current base salary, less all applicable federal, state or local tax withholding, F.I.C.A., and any other applicable payroll deductions for a period of 24 weeks (the “Salary Continuation Period”). Such payments shall be made in installments corresponding to Salary.com’s regular pay periods and shall be mailed to you at the address listed above; (b) provide you with medical and dental benefits as described in the COBRA section below; (c) accelerate the vesting of all of your outstanding equity grants as set forth in Section 4 below; and (d) provide you with certain outplacement services as set forth in Section 5 below (collectively referred to as the “Severance Benefits”). Salary.com’s obligation to pay you the Severance Benefits is subject to and conditioned upon Salary.com’s receipt of this Letter Agreement signed by you, the expiration of the seven (7) day revocation period contained in Section 7, and your adherence to the terms of this Letter Agreement.

3. COBRA. Effective upon the Termination Date, you will have the opportunity to continue the group medical and dental insurance coverage you currently receive through the medical insurance plan offered by Salary.com to its employees, to the extent that you are so entitled under the federal law known as the Consolidated Omnibus Budget Reconciliation Act, 29 U.S.C. §§1161-1168 (COBRA). If you are eligible under COBRA, a notice to you concerning COBRA rights and obligations will be forwarded to you. If you elect to continue your coverage pursuant to COBRA, Salary.com will continue to pay the employer’s portion of your medical and dental insurance premiums during the Salary Continuation Period, under the terms in effect on the Termination Date. If you would like to remain eligible for COBRA coverage and choose to continue to receive such coverage after the Salary Continuation Period, you will be responsible for notifying the HR department and paying the full insurance premium.

4. Equity Grants. As of the Termination Date, Salary.com will accelerate the vesting of your stock option grants such that any options which were due to vest during the period from the Termination Date through June 30, 2020 will vest on the Termination Date. You will be entitled to exercise only those stock options that are vested as of the Termination Date as modified by this provision, and only in accordance with the terms and conditions thereof. In addition, Salary.com will accelerate the vesting of your restricted stock awards such that any shares which were due to vest during the period from the Termination Date through June 30, 2020 will vest on March 25, 2009. Attached hereto as Exhibit A and incorporated by reference as a term of this Agreement is a Schedule prepared by Salary.com listing the restricted stock awards and stock options that will be accelerated hereunder. After the Termination Date, you acknowledge and agree that you do not have now, and will not in the future have, rights to vest in any other stock options or restricted stock award under any stock incentive plan (of whatever name or kind) that you participated in or were eligible to participate in during your employment with Salary.com. Information regarding your vested equity grants and related exercise and sale procedures will be provided to you. Salary.com represents and warrants that all stock options and restricted stock awards that are being accelerated are solely for shares of stock of Salary.com that are duly registered and, to Salary.com’s knowledge, such shares are freely tradable by you. The stock options and restricted stock awards accelerated hereunder will not be subject to forfeiture and the shares of stock procured through the exercise of your options and by the vesting of your restricted shares will result in shares that are duly issued and non-assessable by Salary.com nor will your shares of stock be subject to any repurchase right by Salary.com. Furthermore, to the extent there are any conflicts between the option or stock plan documents and the terms of this Agreement that would invalidate any of Salary.com’s obligations hereunder, the terms of this Agreement shall be deemed to supersede and govern.

5. Career Transition Services. Salary.com has engaged the services of Keystone Partners to assist you with your search for new employment. You will have access to consultants from Keystone Partners’ “Career Advancement Program” for a period of six (6) weeks which may be commenced within twelve (12) months of your Termination Date.

6. General Release of Claims & Covenant Not to Sue. In consideration of the Severance Benefits, you, for yourself and your heirs, legal representatives, beneficiaries, assigns and successors in interest, hereby knowingly and voluntarily release and forever discharge Salary.com, its successors, assigns, parent corporations, affiliates, subsidiaries, and all of their respective past, present or future shareholders, officers, directors, employees, agents, attorneys and representatives, whether in their individual or official capacities (“Company Released Parties”), from any and all actions or causes of action, suits, debts, claims, complaints, contracts, controversies, agreements, promises, damages, claims for attorneys’ fees, costs, interest, punitive damages or reinstatement, judgments and demands whatsoever, in law or equity, you now have, may have or ever had, whether known or unknown, suspected or unsuspected, from the beginning of the world to this date, including, without limitation, any claims under the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1000 et seq.; the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.; Massachusetts General Laws, Chapters 149, 151B, 214; the Massachusetts Civil Rights Act; the Massachusetts Equal Rights Act; claims for breach of contract or based on tort; and any other statutory, regulatory or common law causes of action (“the Released Claims”). You hereby acknowledge and understand that this is a General Release and by signing this Agreement you are giving up your rights to file any claim in any court and to seek and/or receive any form of compensation arising from your employment or separation from employment.

To the extent permitted by law, you specifically agree not to commence any legal action in any state or federal court (an “Action”) against any of the Company Released Parties arising out of or in connection with the Released Claims. To the extent permitted by law, you expressly agree that if you commence such an Action in violation of this Agreement, you shall indemnify the Company Released Parties for the full and complete costs of defending such an Action and enforcing this Agreement, including reasonable attorneys’ fees (whether incurred in a third party action or in an action to enforce this Agreement), court costs, and other related expenses. This Agreement does not act as a waiver or release of any complaints or charges that you cannot by law waive or release, and does not prohibit you from: (i) challenging, in a court of law or other forum, the validity of this release under the federal Age Discrimination in Employment Act (“ADEA”), (ii) filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”), the Massachusetts Commission Against Discrimination (“MCAD”), or any other state or federal agency, or (iii) participating in any investigation or proceeding conducted by the EEOC, MCAD or any other federal, state or local governmental agency. Moreover, this Agreement and general release of claims herein shall not act to release, discharge or modify: (i) any of your rights to corporate indemnification from Salary.com or its successors or assigns (ii) your rights to insurance coverage from Salary.com’s insurers, or (iii) any of your other rights under this Agreement.

7. Acknowledgments/ADEA Disclosures. You acknowledge and agree that you understand the meaning of this Agreement and that you freely and voluntarily enter into it and the General Release contained herein. You agree that no fact, evidence, event, or transaction, whether known or unknown, shall affect in any manner the final and unconditional nature of the agreements and releases set forth herein.

You acknowledge that you have been advised:

(i) that you have from the date hereof through April 7, 2009 to consider this General Release;

(ii) to consult with an attorney prior to executing it;

(iii) this release does not release any claims that arise after the execution of this release; and

(iv) for a period of seven (7) days after executing this General Release, you may revoke this General Release by providing written notice of such revocation to Nicholas Camelio, Vice President of Human Resources at the address of Salary.com set forth above and this General Release shall not become effective or enforceable until such seven-day period has expired.

In the event that you execute this Agreement and General Release prior to the expiration of the period referenced above during which you may consider it, you represent and acknowledge that you have done so voluntarily and of your own free will without any coercion or compulsion of any nature by Salary.com or anyone associated with Salary.com.

To comply with legal requirements, Salary.com is providing you with information concerning the job titles and ages of the individuals selected for the staff reduction as well as the ages and job titles of other employees not selected. This information is appended to this Letter Agreement.

8. Non-disparagement/Non-defamation. Subject to Salary.com’s continued compliance with the terms of this Agreement, you agree that you will not make any disparaging, negative or adverse remarks whatsoever, whether in public or private, concerning Salary.com, including its employees, members of its board of directors, business, products/services, and customers. You further agree not to provide any non-public information with respect to Salary.com to any third party for any reason. Subject to your continued compliance with the terms of this Agreement, Salary.com and its officers and directors agree that they shall not make any disparaging, negative or adverse remarks whatsoever, whether in public or private concerning you, and Salary.com shall not authorize any of its other agents or employees to make any disparaging, negative or adverse remarks whatsoever, whether in public or in private concerning you.

9. Return of Property. All documents, records, materials, software, equipment, and other physical property, and all copies of any of the foregoing that have come into your possession or been produced by you in connection with your employment have been and remain the sole property of Salary.com. You confirm that you have returned to Salary.com all such items and no salary continuation payments will be paid to you until all such items are returned. You further confirm that you have returned or deleted any such items or copies thereof that may be stored on your home computer, cellular telephone or any other device or medium. You agree to comply with all Salary.com security policies regarding the return and/or destruction of all Salary.com items. Notwithstanding the foregoing, Salary.com agrees that you may keep your blackberry and the reconfigured laptop that Salary.com gave to you.

10. Confidentiality of Salary.com Information. You reaffirm the existence and validity of, and acknowledge that you are bound by the terms of the NNDA, which, among other things, requires you to maintain the confidentiality of Salary.com information and not to compete with Salary.com for a specified period of time. Furthermore, you agree that in consideration of your acceptance to the terms of this Letter Agreement, you hereby agree to extend your duties and obligations with respect to noncompetition and nonsolicitation contained in your NNDA through January 8, 2012. You further agree that you shall abide by any and all common-law and statutory obligations relating to protection and non-disclosure of Salary.com trade secrets and confidential and proprietary documents and information.

Notwithstanding the foregoing, the terms of the NNDA between you and Salary.com (the “NNDA”) shall be amended as follows, and all references to the NNDA herein shall be deemed to mean the terms thereof as amended by the following: (a) the word “could” in “could directly result in material economic damage to the Company” in Section 2(iii) shall be replaced with the word “does”; and (b) in the first ruminate (i) following the sentence beginning with “For avoidance of doubt” in Section 2, the parties seek to clarify that (1) your “use of technology” that is competitive with the offerings of Salary.com, in and of itself, is not prohibited by the terms of the NNDA, provided that the words “use of technology” in the same first ruminate (i) shall not prohibit, whether by you alone or with fellow employees of your employer, uses of technology or software that are competitive with the offerings of Salary.com during the servicing of client engagements that are in the usual course of business of your employer; and (2) the limitations on the development of software products that would compete with the offerings of Salary.com specified in the same first ruminate (i) shall continue to be restricted in accordance with the terms of the NNDA, unmodified by terms of this paragraph, except the word “directly” shall be added following the word “compete”.

11. Confidentiality of Letter Agreement. Except as set forth in this Section 11, you agree to keep the existence, terms, and amount of this Letter Agreement completely confidential. You agree not to disclose the existence, terms, or amount of this Letter Agreement to any business or individual other than immediate family members, legal counsel, and/or a financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by the confidentiality obligations in this Section 11. You may disclose the existence, terms, and amount of this Letter Agreement to the extent required by lawful summons, subpoena, or other legal process or otherwise by law, or to the extent necessary to enforce your rights under this Letter Agreement, provided that, if you anticipate making such disclosure, you shall give at least five (5) days prior advance written notice to Salary.com’s Vice President of Human Resources. Nothing in this section shall prevent you from cooperating with or participating in any proceeding before the EEOC, the MCAD or any other federal, state or local governmental agency. Finally, you may disclose terms herein relating to noncompetition, nonsolicitation and noncompetition and those specified in the NNDA to any prospective employer who asks to see any noncompetition, nonsolcitation and nondisclosure agreements between you and Salary.com.

12. Settlement of Obligations. You must settle any outstanding personal obligations that you may have with Salary.com and ensure that all pending expense reports are reconciled no later than two weeks from your Termination Date. To the extent allowed by law, you agree that any outstanding obligations and unreconciled expenses remaining after the date that is two weeks from your Termination Date will be deducted from any payments owed to you by Salary.com.

13. Unemployment Compensation. You agree that Salary.com has provided you with information regarding how to apply for unemployment benefits. Salary.com makes no representation regarding whether you are entitled to such benefits. Salary.com agrees that it will not contest any valid application for unemployment benefits.

14. Settlement of Amounts Due. You agree that the payments and benefits mentioned in this Letter Agreement (along with payments/benefits previously provided to you by Salary.com) are the only payments and benefits you will receive in connection with your employment and its termination, and that they completely satisfy all liabilities of Salary.com to you arising prior to the date of this Letter Agreement, and you agree that you are not owed any amounts for salary, wages, commissions, bonuses, or vacation pay.

15. Complete Binding Agreement; Construction; Governing Law; Modification. This Agreement, including the Employee NNDA referenced above, all equity agreements between you and Salary.com and Salary.com plan documents regarding stock options and other equity grants to you (as modified herein) and all applicable documents concerning Salary.com’s medical and dental insurance plans are intended by the parties as a final written expression of their agreement. All previous agreements or promises between Salary.com and you, with the exception of the Employee NNDA and those specified in the foregoing sentence (which will remain in effect in accordance with their respective terms), are superseded and void. This Letter Agreement shall be binding upon and inure to the benefit of all the parties hereto and their respective heirs, successors and assigns. In the event of any dispute, this Letter Agreement will be construed as a whole, will be interpreted in accordance with its fair meaning, and will not be construed strictly for or against either you or Salary.com. This Letter Agreement will be governed by Massachusetts law, without giving effect to the principles of conflict of law. This Letter Agreement may be modified only by a written agreement signed by you and an authorized representative of Salary.com.

16. Severability. You and Salary.com hereby agree that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of the other clauses herein. If any term or provision of this Agreement shall, to any extent, be found invalid or unenforceable by a court or governmental agency of competent jurisdiction, the remainder of this Agreement shall not be affected, and shall be valid and enforceable to the fullest extent permitted by law.

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Please indicate your agreement to the terms of this Letter Agreement by signing and dating the last page of the enclosed copy of this Letter Agreement, and return it to me not later than April 7, 2009, which you acknowledge to be more than twenty-one (21) days from the date of your receipt of this Letter Agreement. If this Letter Agreement is not returned by such date, it shall expire.

SALARY.COM, INC.

/s/ G. Kent Plunkett		April 8, 2009
By:	Kent Plunkett	Date
President & CEO

EMPLOYEE

/s/ William Coleman		April 7, 2009
William Coleman		Date